Exhibit 99.1
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CYTATION CORPORATION AND DEER VALLEY HOMEBUILDERS ANNOUNCES THE OPENING OF A
SECOND MANUFACTURING FACILITY IN ALABAMA

January 27, 2006

Cytation Corporation (OTCBB: CYON), ("Cytation") and its wholly owned subsidiary Deer Valley Homebuilders, Inc. ("Deer Valley") are proud to announce the proposed opening of Deer Valley's second plant (Plant II). This manufactured housing plant, to be located at 7668 Highway 278 in Sulligent, Alabama, will operate as an extension of Deer Valley's main plant (Plant I) located in nearby Guin, AL.

Charles G. Masters Chief Executive Officer of Cytation stated "The new plant will produce the same heavy built, affordable housing units for which Deer Valley Homebuilders, Inc. is renowned. Shipments of finished homes from the Plant II facility are expected to begin in late February 2006."

According to Joel Logan President of Deer Valley Homebuilders, Inc., "Demand for heavy built, quality affordable housing has necessitated the anticipated expansion. We are very pleased that this expansion will allow us to better provide new homes to our valued retailers and homebuyers." Chet Murphree, VP of Marketing stated "Our entire staff extends sincerest appreciation to some of the finest retailers in the industry. The outstanding performance of our dealers in 2005 and 2006 continues to drive our dramatic sales growth."

ABOUT  DEER  VALLEY  HOMEBUILDERS,  INC.

Deer Valley Homebuilders, Inc., a manufactured home builder headquartered in Guin, Alabama, is dedicated to offering exceptionally high quality homes that are delivered with a sense of warmth, friendliness and personal pride. The management of the company has over 125 years of combined industry experience from various backgrounds including general management, production, sales customer service and finance. Additional information can be found at http://www.deervalleyhb.com.

The corporate offices of Cytation Corporation are located at 4902 Eisenhower Blvd., Suite 185, Tampa, FL 33634. Questions may be addressed to Charles G. Masters President, at (813) 885-5998.

Forward-Looking-Statement:  Except  for  factual  statements  made  herein,  the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the manufactured home industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Cytation and Deer Valley results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Cytation and Deer Valley undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact  Information:

Cytation Corporation, Tampa, Florida

Charles G. Masters, Chief Executive Officer (813) 885-5998

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